Compliance Policy Manual

Morningstar Family of SEC Registered Investment Advisers

May 2011

CONFIDENTIAL – FOR INTERNAL USE ONLY

CODE OF ETHICS

APPLICABLE RULES/REGULATIONS:

Investment Advisers Act
Rule 204A-1

BACKGROUND
Each RIA is dedicated to providing effective and professional investment management services to its clients. The reputation of each RIA is a reflection of the quality of its employees and their dedication in supporting the ethical culture of the RIA. Every RIA employee is expected to demonstrate the highest standards of moral and ethical conduct including placing clients’ interests ahead of his or her own and those of the RIA and protecting clients’ non-public personal information.

Fiduciary Duty to Clients
An investment adviser’s fiduciary obligations to its clients are not contained within the Advisers Act, but come from views expressed by the Supreme Court in SEC v. Capital Gains Research.  Those duties are generally viewed as:
•
Duty to Disclose—advisers have an obligation to disclose all material facts about the advisory relationship. The word “material” in this context usually means that there is a substantial likelihood that a reasonable client would attach importance to it.

•
Duty to Put Clients’ Interests First—advisers are to act only in the best interests of clients.  When there is a conflict between what would be best for the adviser versus what would be best for its client, the adviser is always to act in accordance with the client’s best interest.

•
Duty to be Fair—advisers are to treat each client fairly; not benefit one client to disadvantage another. Advisers that manage multiple accounts with substantially similar investment objectives and restrictions have a fiduciary obligation to treat each account fairly and not favor certain accounts over others by making different investment recommendations or decisions for different accounts.

•
Duty of Care—advisers are to make suitable recommendations to their clients. This includes making a reasonable attempt to obtain such things as a client’s personal and financial situation, investment objective, and risk tolerance, before providing investment advice.

POLICY
Each RIA has a fiduciary duty to clients, which is met by:
•
Making suitable recommendations based on the clients’ needs, particular facts and circumstances (e.g., personal and financial situation), financial circumstances and investment objectives; or, if a client declines to provide such information, making recommendations using prudent assumptions about the client;

•	Having an adequate basis and support for any and all recommendations, representations, and forecasts;
•	Treating all clients fairly and equitably;
•	Disclosing material facts (facts necessary for a client to make a fully-informed decision) and conflict of interests; and
•	Complying with applicable federal securities laws, including the Advisers Act of 1940, Gramm-Leach-Bliley (GLB) Act and the Securities Exchange Act of 1934.

In addition each RIA and its employees are subject to broad anti-fraud provisions that prohibit:
•	employing any device or scheme to defraud a client;
•	making any untrue or misleading statement to a client or omitting to state a material fact;
•	engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client; or
•	engaging in any manipulative act or practice with respect to a client.

A breach of any of the above duties or obligations may, depending on the circumstances, expose the RIA and its employees to federal or state disciplinary actions, or potential criminal and civil liability.

RESPONSIBILITY
All RIA employees are responsible for performing their duties in a manner described above. If questions arise, employees should contact the Compliance Department for guidance and clarification.

Professional Responsibilities
In addition to the fiduciary responsibilities discussed above, employees should possess the requisite qualifications and attributes including experience, education, prudent judgment, and the highest standards of moral and ethical conduct.

POLICY
All RIA employees are prohibited from:
•	Guaranteeing investment performance;
•	Falsely stating or misrepresenting his or her credentials (e.g., professional designation);
•	Selling products or services by means of any manipulative, deceptive or fraudulent device;
•	Stating or implying that the SEC, the Department of Labor (DoL), the Financial Industry Regulatory Authority (FINRA), or any state regulatory body endorses the products or services offered by the RIA;
•	Rendering legal or tax advice to clients;
•	Communicating non-public information about the RIA or its affiliates to persons outside of the RIA or Morningstar, Inc.;
•	Communicating information to clients that is based solely on rumor or speculation;
•	Buying or selling a publicly-traded institutional client’s security while in possession of inside information about that client or tipping such inside information to others;
•	Signing a client’s name to any document, even if the client gives permission to do so;
•	Instructing the client to pay them directly for services rendered by the RIA;
•	Accepting cash, checks or other forms of payment from a client that is made payable to them;
•	Lending money to a client;
•	Borrowing money or securities from a client;
•	Settling a client complaint on their own;
•	Stating or implying that the RIA’s products or services are offered by Morningstar, Inc., or that the employee works for Morningstar, Inc.;
•	Becoming an employee or serving as a director of another company (limited exceptions are available with approval); and
•
Acquiring or deriving personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of the employee’s duties within the RIA or his or her association with client.

Client’s Non-Public Personal Information
RIA employees are required to hold individual clients’ non-public, personal information strictly confidential and take all reasonable measures to preserve confidentiality. An individual’s sensitive information includes such things as their personal or financial situation, the portfolio they are invested in, the transaction history of their account, and forthcoming rebalancing or reallocation decisions (collectively “sensitive information”).

POLICY
To mitigate sensitive information from being made available to unauthorized persons (i.e., persons who do not need to know such information to perform their assigned tasks or persons outside the RIA), employees, at a minimum, are to:
•	Refrain from discussing sensitive information in public places, such as elevators, hallways, or social gatherings;
•	Avoid use of speaker phones in areas where unauthorized persons may overhear conversations;
•	Avoid exposing documents containing sensitive information to areas where they may be read by unauthorized persons (e.g., printers and fax machines);
•	Store documents containing sensitive information in a secure location when they are not in use;
•	Sign-off from all computer systems, which may contain sensitive information when you are away from your desk and use a password protected screensaver;
•	Refrain from using simple passwords (e.g., “Mstar”, “May2007”); and
•	Exercise care in faxing sensitive information, notifying the recipient of the information by phone or e-mail that the material is being sent.

To accomplish this policy, the practice of each RIA is to:
•	Limit the number of employees with access to sensitive information;
•	Place servers with sensitive information in a secure location and in a controlled environment; and
•	Lock access to a system with sensitive information if the user fails to enter the correct password within a certain number of tries.

Although maintaining the confidentiality of sensitive information is of utmost importance, it does not preclude employees from their duty to report any suspected illegal activities by clients or an intermediary (e.g., a client’s investment adviser representative) to the Compliance Department.

Gifts
To maintain independence and objectivity, receiving gifts from clients or their representatives or giving gifts to clients or their representatives should be limited to those of a de minimis amount (so small or minimal in value that it does not matter or the law does not take it into consideration) or, in certain instances, avoided completely.  Allowable gifts should not exceed a total value of $100 per person per calendar year.

DEFINITIONS:

Gifts include: (1) goods (includes gift baskets, perishable items); (2) promotional items (logo-stamped chachkas) valued at more than $30; (3) entertainment (includes meals, tickets to sporting and theater events) which is extraordinary, excessive, or at which representatives of both the RIA and the client are not in attendance; and (4) travel.

The following gifts are exempt from the $100 per person per calendar year limit:
•	Ordinary, infrequent, non-excessive business-related meals or entertainment (includes non-major sporting and theater events) where representatives of both the RIA and the client are present.
o
For RIA-hosted events, the business-related meal or entertainment is required to be reported via Concur, Morningstar’s electronic expense reimbursement reporting system (or its equivalent) and is to include transportation and lodging expenses that were incurred in conjunction with the business meal or entertainment. This report must be approved, at a minimum, by the employee’s supervisor and should list the attendees and their employer.  The expense report is to include an itemized list of clients or client representatives (including their company name and title) in attendance.

o
For client-hosted events, information regarding the event, including approximate value and a list of RIA- and client-representatives in attendance, is to be reported through a Gift/Entertainment Reporting Form.

•	Sponsorship of a marketing event where representatives of both the RIA and the client are present.
•	Promotional items such as pens, notepads, golf balls, hats, and other logo-stamped chachkas whose value is $30 or less.
•	Personal gifts such as a wedding gift, retirement gift or a congratulatory gift for the birth of a child provided they are not in relation to the business of the employer of the recipient.
o
In determining whether a gift is “in relation to the business of the employer of the recipient,” the Compliance Department will consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the employee paid for the gift.

o	If the RIA bears the cost of a gift, either directly or by reimbursing an employee, the gift will be counted towards the $100 limit.

NOTE: Cash gifts are strictly prohibited.

POLICY
Gifts to Clients
RIA employees should not give a gift that is intended or would be reasonably judged to have the likely effect of causing the recipient to act in a manner that is inconsistent with their fiduciary duty or make them feel beholden to the RIA or an employee. Therefore, gifts to clients are limited to $100 or less per person per calendar year. In determining the value of a gift, the cost (or if that is not known, the market value) should be used.  The $100 limit is exclusive of sales tax and delivery fee.  Cash gifts (i.e., coins or currency) are strictly prohibited.

To monitor gift giving activities, employees are required to document, using Concur (software used by Corporate accounting) or the Gift/Entertainment Reporting Form, gifts given to existing or prospective clients or their representatives. This documentation should include,
•	Recipient name(s) and their employer,
•	A description of the gift given,
•	Cost (if actual is not known, an estimated value), and
•	Date the gift was given.

For sponsorship of a marketing event by a RIA where a RIA employee is NOT present, the sponsorship value will be counted toward the $100 limit.  The RIA employee is not allowed to send cash or check directly to the event’s sponsor; the event sponsor should send an invoice to the RIA’s Marketing Director (or equivalent position) for processing.

For a gift sent to multiple recipients, the value of the gift is to be pro-rated for purposes of the $100 limit. For example, if a gift basket valued at $250 is sent to a client’s marketing department that consist of five employees, for purposes of the $100 limit, each person will be reflected as receiving a $50 gift.  Promotional items such as pens, notepads, golf balls and other logo-stamped chachkas whose value is $30 or less will not be counted toward the $100 limit. However, promotional items valued at greater than $30 will count toward the $100 limit even if such items are stamped with the RIA’s logo.

Lastly, each RIA and its employees need to be careful not to run afoul of peripheral regulations such as the federal Foreign Corrupt Practices Act, which allows only low-value gifts to overseas officials, political parties, and candidates.

Gifts to Clients – Summary

Decision Tree – Gifts to Clients
Is the item exempt from the $100 limit as defined above?
•	YES – Can provide to client. Must report activity as described above.
•	NO– Is the gift cash?
o	YES – STOP; Policy Prohibits
o	NO – Is the gift over $100
▪	YES – STOP; Policy Prohibits
▪	NO - Is gift a promotional item under $30?
•	YES – Can give gift. Does not count toward client’s $100 limit
•	NO – Given this client a gift during this calendar year?
o	NO – Allowed. Report on an Expense Report via Concur
o	YES – Has client already reached its $100 limit?
▪	YES – STOP; Policy Prohibits
▪	NO – Will the value of this gift exceed client’s $100 limit?
•	YES – STOP; Policy Prohibits
•	NO – Allowed. Report on an Expense Report via Concur
If in doubt or if a specific situation is not covered above, please contact the Compliance Department.

Gifts from Clients
Employees may not accept, directly or indirectly, from clients gifts in excess of $100 per calendar year per client.
•
This restriction does not include an occasional, non-excessive business meal, tickets to a non-major sporting event or other similar entertainment as long as a client representative is present. However, an employee must report their attendance at such event, including the name of the client, the date of the event and the type of activity that took place (i.e., business meal, baseball game) to the Compliance Department, via the Gift/Entertainment Reporting Form.

•
Employees should not accept any gift—even if it is under $100—if it is intended or could be reasonably judged as causing the RIA to act in a manner that is inconsistent with its fiduciary duty or make the employee feel beholden to the client or its representatives.

•	Receipt of cash gifts are strictly prohibited in any amount.
•	Promotional items such as pens, notepads, golf balls, hats, and other logo-stamped chachkas of the client whose value is $30 or less are not counted against the $100 limit.
•
In the event that a gift is sent unbeknownst to an employee by mail or by overnight carrier, the employee is to contact his or her supervisor immediately. If the value is estimated to be $100 or more, the supervisor will arrange for the return of the gift to the offeror or for the gift to be donated to charity. In addition, the supervisor should report the gift on the Gift/Entertainment Reporting Form, including the name of the client who sent the gift, the date the gift was received, description of the gift, and the date it was sent back to the offeror or given to charity (if the latter, document the name of the charity). The Gift/Entertainment Reporting Form should be provided to the Compliance Department.

•	If feasible, gifts under $100 should be shared with all employees.

Each RIA employee is prohibited from actively soliciting for themselves or the RIA gifts, meals, entertainment or travel expenses from a client, service provider, fund company or any other entity with which the RIA does business.

Employees should not accept gifts directly from fund companies or exchange-traded fund sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms unless they are promotional items estimated to be under $30.  Likewise, employees should not accept offers from fund companies or ETF sponsors, including their distributors, investment advisers or sub-advisers, or brokerage firms to pay travel, hotel, and other costs associated with a seminar attended by the employee.

In order to monitor gifts received, employees must document gifts received from clients on the Gift/Entertainment Reporting Form. This Form is to include, at a minimum:
•	Offeror’s name(s) and their employer,
•	A description of the gift received,
•	Cost (if actual is not known, an estimated value), and
•	Date the gift was received.

Decision Tree - Gift Received Directly from Client
Did employee receive a gift exempt from the $100 limit as defined above?
•	YES – Employee must report gift as outlined above.
•	NO – Is the gift cash?
o	YES – STOP; Employee can not accept.
o	NO – Is gift a promotional item estimated to be under $30?
▪	YES – Employee can accept gift. Gift does not need to be reported on a Gift/Entertainment Form.
▪	NO - Is gift from a fund company, ETF sponsor, etc.?
•	YES– STOP; Employee can not accept.
•	NO – Has employee received gift previously from this client this calendar year?
o	NO – Employee can accept gift. Complete Gift/Entertainment Reporting Form.
o	YES – Would accepting this gift cause the $100 limit to be exceeded?
▪	YES – STOP; Employee can not accept.
▪	NO – Employee can accept gift. Must fill out Gift/Entertainment Reporting Form.

Decision Tree - Gift Received in Mail or Overnight Carrier
Is the gift received cash?
•	YES– STOP; Employee can not accept. Contact supervisor immediately.
•	NO – Is gift estimated to be $100 or more?
o	YES - STOP; Employee can not accept. Contact supervisor immediately.
o	NO – Is gift a perishable item or some other food product (e.g., popcorn)?
▪	YES – Make gift available to all RIA employees and complete a Gift/Entertainment Reporting Form.
▪	NO - Is gift a promotional item under $30?
•	YES – Employee can accept gift.
•	NO – Has employee received gift previously from this client this calendar year?
o	NO – Allowed. Complete Gift/Entertainment Reporting Form.
o	YES – Does gift cause the $100 limit to be exceeded?
▪	YES – STOP; Employee can not accept gift.
▪	NO – Allowed. Complete Gift/Entertainment Reporting Form.

If in doubt or if a specific situation is not covered above, please contact the Compliance Department.

Conflicts of Interest
As fiduciaries, investment advisers have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interests and by fully disclosing all material facts concerning any conflict that may arise with respect to any client.

In general, conflicts of interests are those situations when the interests of the employee or the RIA differ from the interests of the client.  A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to a client or clients.

POLICY
Conflicts of interests are to be disclosed, at a minimum, within each RIA’s Form ADV, Part 2. Other means of such disclosure may include marketing materials or verbal communications with clients or prospective clients.

The RIAs should not favor the interests of one client or one group of clients over others (e.g., larger accounts over smaller accounts, accounts of employees or their immediate family over all other accounts, and accounts which produce higher compensation for the adviser over the others that do not).

Each employee should promptly report to the Compliance Department any situation or transaction that they believe involves an actual or potential conflict of interest.

Employees are strictly prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally either directly or indirectly, including by purchasing or selling such securities.

Personal Security Transactions and Holdings
The personal security records required under Rule 204A-1 are intended as a means of bringing inappropriate trading practices to light. It requires, among other things, an “access person” to report to the Compliance Department a list of “reportable securities” in which he or she has a “beneficial ownership” in and transactions made in “reportable securities.” The timing of those reports is as follows:

•
Transactions – Quarterly —Within 30 calendar days after a calendar quarter end, or the date specified by the Compliance Department , each “access person” must report any transaction made in a “reportable security” during the previous quarter in which they have a “beneficial ownership”.

•
Holdings – Initially and Annually—Within 10 days of becoming an “access person” (e.g., once he or she becomes employed by the RIA or upon assuming new job duties that meet the definition of “access person”) and annually thereafter, an employee must provide an inventory of all “reportable securities” in which he or she has  a “beneficial ownership”.

Definitions
•	“Access person” is defined as a “supervised person” (as defined below) who:
o	Is an officer of the RIA,
o	Makes or participates in making investment recommendations to clients, or
o
Has the ability to access nonpublic information regarding a client’s security holdings including what recommendations were given or will be given to them and what securities they currently hold or will be holding.

“Supervised Person” is (i) an officer of the RIA, (ii) an employee of the RIA, (iii) a non-employee that gives advice to RIA clients on behalf of the RIA.

At the discretion of the Compliance Department, consultants, independent contractors, or interns used by the RIA whose duties may expose them to (2) or (3) above may be deemed an access person.

•	“Reportable securities”, include:
o	Stocks,
o	Municipal or corporate bonds,
o	Derivatives (e.g., options, futures),
o	Closed-ends funds,
o	Exchanged Traded-Funds (ETFs),
o	Hedge funds,
o	Restricted stock units (at the time the units vest),
o	Exercised stock options,
o	Private placements,
o	Open-end mutual funds in which the RIA is an investment adviser or sub-adviser to (please contact the Compliance Department for the list of those funds), and
o	Unit investment trust in which the RIA is an investment adviser or sub-adviser to (please contact the Compliance Department for the list of those funds).

•	“Reportable securities”, do not include:
o	Direct obligations of the US government (e.g., U.S Treasury Bonds),
o
Money market instruments such as bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (which is an instrument having a maturity of less than 366 days and is rated in one of the highest two rating categories by a NRSRO),

o	Shares in open-end mutual funds including money market funds (except for those in which the RIA is an investment adviser or sub-adviser),
o
Units in a unit investment trust (except for those in which the RIA is an investment adviser or sub-adviser) which includes separate accounts supporting an insurance company's variable insurance contracts, like for example a variable annuity,

o	Employee’s unvested restricted stock grants of Morningstar, Inc. stock,
o	Employee’s unexercised stock options of Morningstar, Inc. stock, and
o	529 Plans.

•
In addition to “reportable securities” that may be at a brokerage firm or a bank, “reportable securities” also include those within a brokerage window of a 401(k) plan. However, “reportable securities” excludes those held in accounts in which you have “no direct or indirect influence or control” such as an account over which you have delegated the authority to a financial professional to make trades without first seeking your authorization (i.e., discretionary accounts) or are affected through an automatic investment plan.

•
“Beneficial ownership” is where an access person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction. Generally, this includes reportable securities owned by immediate family members residing in your home (e.g., a reportable security held in an account that is under your spouse or partner’s name).

POLICY
All “access persons” will be required to submit quarterly a Personal Security Transaction Report to the Compliance Department. Those persons having no “reportable securities” for the quarter must state that fact on their reports by writing “NONE”, fill in the reporting date and their name, sign and submit the report to the Compliance Department.

All “access persons” will be required to submit an Annual Holdings Report to the Compliance Department once every 12 months. Those persons having no “reportable securities” must state this fact on their reports by writing “NONE”, fill in the reporting date and their name, sign and submit the report to the Compliance Department.

All “access persons” will be required to obtain written approval from the CCO prior to participating in an initial public offering (“IPO”) or investing in a private placement (which includes hedge funds).

All employees are prohibited from executing a transaction in a “reportable security” when it is listed on Morningstar, Inc.’s Restricted List.  The Restricted List is updated continuously and is available on the Pond à Toolkit à Legal/Compliance à Restricted Stocks

The Compliance Department has the right to request from an employee or employees duplicate trade confirmations or account statements for a given period.

See Exhibit A at the end of this manual for “Frequently Asked Questions regarding Personal Securities Transaction Reports”.

Insider Trading
Investment advisers may have access to material information that has not been publicly disseminated. In order to combat misuse of this information by advisers, their employees, or affiliates, through insider trading or otherwise, Congress added Section 204A to the Advisers Act, requiring an investment adviser to adopt policies and procedures to preserve the confidentiality of information and prevent possible insider trading.

Violations of insider-trading laws have occurred when persons traded on nonpublic information such as:
•	A company had sustained its first and unexpected loss;
•	Substantial change, both positive and negative, in a company’s earnings projections; or
•	A tender offer to be made for a company’s securities above the market price.

Legal sanctions have been applied to:
•	Persons inside a company who traded the stock;
•	Persons inside the company who told persons outside the company who traded the stock.

Although the term “Insider Trading” is not defined under federal securities law, it is generally considered to mean:
•	The use of material, nonpublic information to trade securities; or
•	The communication of material nonpublic information to others.
o
In this context, information is “material” if there is a substantial likelihood a reasonable investor would consider the information important in making a securities-related decision. Positive or negative information may be material.

o	Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

“Awareness” Standard
An employee will be liable for securities bought or sold while being “aware” of inside information except in the following three (3) situations:
•	The employee can demonstrate that before becoming aware of the inside information, he or she entered into a binding contract to trade that security;
•	The employee provided instructions to a broker or a financial adviser to execute a trade before becoming aware of inside information;
•	The employee adopted, and had previously adhered to, a written plan specifying purchases or sales of a security prior to becoming aware of inside information.

POLICY
Employees are strictly prohibited from trading securities while in possession of material, nonpublic information. Employees are also strictly prohibited from communicating material nonpublic information to others.

To reduce the possible misuse of inside information, employees should follow these guidelines:
•	If an employee receives inside information, he or she must immediately notify his or her supervisor and the Compliance Department.
•	Except as noted in the above bullet point, no employee may communicate inside information to others (i.e., no tipping).
•	No employee may trade in a security while in possession of inside information about that security or the issuer of that security.
•	No employee is allowed to trade securities of issuers contained on the Restricted List.
•	To prevent sensitive information from being made available to unauthorized persons; the following guidelines should be followed:
o	Refrain from discussing sensitive information (which would include any upcoming rebalancing or reallocation) in public places, such as elevators, hallways, or social gatherings;
o	Avoid use of speaker phones in areas where unauthorized persons may overhear conversations;
o	Avoid placing documents containing sensitive information in areas where they may be read by unauthorized persons;
o	Store documents containing sensitive information in a secure location when they are not in use.
o	Sign-off from all computer systems, which may contain sensitive information when you are away from your desk and use a password protected screensaver.

Firm’s Confidential Information
No employee should disclose confidential information concerning the RIA or its affiliates to anyone outside the RIA or Morningstar, Inc. without the prior approval of the CCO. Employees can disclose to clients information contained within Morningstar, Inc.’s 10-Q, 10-K, or 8-K including, if applicable, the status of regulatory investigations of the RIA or its affiliates.

In addition, any request for information that is not generally released in the normal course of business, should be referred to the CCO for determination as to whether or not such request will be fulfilled.

Requests from or Visits by Regulatory Authorities
All contacts, inquiries, or requests—written or oral—for information or documents by governmental or self-regulatory authorities (e.g., SEC, DoL, FINRA), are to be reported immediately to the CCO. In the case of telephone requests, the employee receiving the request should obtain the name, agency, address, and telephone number of the representative making such request.

Subpoenas or Other Legal Process
Only officers of a RIA may accept a subpoena or other legal process related to the RIA. If service is attempted upon a non-officer employee, he or she must immediately contact the CCO.

Reporting Violations
Each employee is required to promptly report to the CCO any Code of Ethics violations that come to his or her attention. A Code of Ethics violation may be reported to the CCO either in writing or verbally.  In lieu of reporting directly to the CCO, an employee may report a Code of Ethics violation using the Global Compliance website (www.integrity-helpline.com/morn.jsp) or by calling 1-800-555-8316.

POLICY
Upon notification of an alleged violation, the Compliance Department will investigate the matter fully. Once the Compliance Department is satisfied that all the necessary facts are available, the President of the applicable RIA will be provided a recommendation as to what action should be taken. If the alleged violation relates to the applicable RIA’s President, the Compliance Department will provide a recommendation to the parent company’s CEO or General Counsel. The following are some general guidelines the Compliance Department may follow if a violation has been determined:

•	Individual’s 1st violation—written warning to the individual.
•
Individual’s 2nd violation—written document to the individual’s supervisor and the RIA’s President, with a copy to be provided to the individual and her or his supervisor, requesting that disciplinary action be taken.

•	Individual’s 3rd violation—written document to the RIA’s President, with a copy to be provided to the individual and his or her supervisor, requesting that the individual be terminated.